Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Advent Technologies Holdings, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan	Rule 457(c) and (h)(2)	338,776	$1.9975	(2)	$676,705	$153.10 per $1,000,000	$103.60
Total Offering Amounts						$676,705		$103.60
Total Fee Offsets								N/A
Net Fee Due								$103.60

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, $0.0001 par value per share (“Common Stock”), that become issuable under the Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $1.9975, which is the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Stock Market LLC (Nasdaq Capital Market) on July 14, 2025.